Exhibit 16.1

Ernst & Young LLP
Suite 1700
500 Woodward Avenue
Detroit, Michigan 48226-5495

December 5, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated December 5, 2006, of CMS Energy Corporation (CMS Energy), Consumers Energy Company and the Employees’ Savings Plan and Employee Stock Ownership Plan of Consumers Energy Company and are in agreement with the third and fourth sentences of the first paragraph and the statements contained in the second, third, fourth and fifth paragraphs therein. Regarding CMS Energy’s statement concerning the lack of internal control to prepare financial statements included in the third paragraph therein, we had considered such matter in determining the nature, timing, and extent of procedures performed in our audit of CMS Energy Corporation’s 2005 consolidated financial statements. We have no basis to agree or disagree with other statements of the registrants contained therein.

/s/ Ernst & Young LLP